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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )*
                                         ------

                       Vari-Lite International, Inc.
                     ----------------------------------
                              (Name of Issuer)

                        Common Stock, $0.10 par value
                     ----------------------------------
                       (Title of Class of Securities)

                               922152 10 3
                     ----------------------------------
                              (CUSIP Number)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  4  Pages
                                        ---

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CUSIP No. 922152 10 3                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Anthony G. Banks
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     British
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting Power
 Beneficially                       74,293
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With                        684,643
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    74,293
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    684,643
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     758,936
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.7%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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                                                          Page  3  of  4  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER

     Vari-Lite International, Inc.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

     201 Regal Row, Dallas, Texas 75247
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ITEM 2(A).  NAME OF PERSON(S) FILING

     Anthony G. Banks
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

     30 Ives Street, London, England SW3 2ND
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP

     British
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES

     Common Stock, $0.10 par value
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ITEM 2(E).  CUSIP NUMBER

     922152 10 3
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ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B),
  CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

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                                                          Page  4  of  4  Pages
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ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:

        758,936. Such number includes 392,584 shares held by Walbrook Trustees (Jersey) Ltd., Re: G45 ("Walbrook Trust"), a trust for the benefit of Mr. Banks and of which Latour Trust Company Limited is the trustee and 292,059 shares held by Ashtray Music Ltd., a United Kingdom limited company ("Ashtray"), in which Mr. Banks has an ownership interest.
        Mr. Banks disclaims beneficial ownership of the shares owned by the Walbrook Trust and Ashtray.
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        9.7%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                 74,293
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                 684,643
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                 74,293
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                 684,643
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
               Not Applicable
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
               Not Applicable
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
               Not Applicable
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
               Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 12, 1998
                                       ----------------------------------------
                                       (Date)

                                       /s/ Anthony G. Banks
                                       ----------------------------------------
                                       (Signature)

                                       Anthony G. Banks
                                       ----------------------------------------
                                       (Name/Title)